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                                                                    EXHIBIT 99.2


                CARMIKE CINEMAS, INC. ANNOUNCES PROPOSED PRIVATE
                 PLACEMENT OF SENIOR SUBORDINATED NOTES DUE 2014

Columbus, Georgia, January 14, 2004--Carmike Cinemas, Inc. (NASDAQ: "CKEC") announced today that it launched a private offering of $150 million aggregate principal amount of senior subordinated notes due 2014. The notes are being offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Carmike intends to use the net proceeds of the offering, together with proceeds from its proposed concurrent equity offering, to refinance certain of its existing indebtedness. The notes will not be registered under the Securities Act or the laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state laws. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such offer, solicitation or sale is unlawful. This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following: the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; the effect of our leverage on our financial condition; the price and market for our common stock and other factors, including those discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The risk factors discussed in our Form 10-K under the heading "Risk Factors" are specifically incorporated by reference in this press release. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.